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                                                                    EXHIBIT 16.1



       August 3, 1999




       Securities and Exchange Commission
       450 Fifth Street, N.W.
       Washington, D.C.  20549


       Commissioners:

       We have read the statements made by Centennial HealthCare Corporation (copy attached), which we understand were filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report filed on July 20, 1999. We agree with the statements concerning our Firm in such Form 8-K, and note that the disagreement referred to in Item 4(a)(iv) of such Form 8-K was a disagreement under Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act of 1934, which if not resolved to our satisfaction would have caused us to make reference thereto in our report on the financial statements for the December 31, 1998 year.


       Very truly yours,



       PricewaterhouseCoopers LLP
























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